AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 1998

                                                REGISTRATION NO. 333-69151
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                        INTERNATIONAL NETWORK SERVICES
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ---------------
              CALIFORNIA                             77-0289509
       (STATE OF INCORPORATION)            (I.R.S. EMPLOYER IDENTIFICATION
                                                       NUMBER)
                             1213 INNSBRUCK DRIVE
                              SUNNYVALE, CA 94089
                                (408) 542-0100
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ---------------
                               KEVIN J. LAUGHLIN
                            CHIEF FINANCIAL OFFICER
                        INTERNATIONAL NETWORK SERVICES
                             1213 INNSBRUCK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                (408) 542-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ---------------
                                  Copies to:
                              ELIZABETH R. FLINT
                                JAMES C. CREIGH
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                                (650) 493-9300
                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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


                      INTERNATIONAL NETWORK SERVICES

                            AMENDMENT NO. 1 TO

                    REGISTRATION STATEMENT ON FORM S-3

                             EXPLANATORY NOTE

  This Amendment No. 1 to that certain Registration Statement on Form S-3 (File No. 333-69151) (the "Registration Statement") is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by International Network Services, a Delaware corporation ("INS Delaware" or the "Registrant"), which is the successor to International Network Services, a California corporation ("INS California"), following a statutory merger effective on December 28, 1998 (the "Merger") for the purpose of changing INS California's state of incorporation. Prior to the Merger, INS Delaware had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, INS Delaware succeeded by operation of law to all of the assets and liabilities of INS California. The Merger was approved by the shareholders of INS California at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  Except as modified by this Amendment No. 1, INS Delaware, by virtue of this Amendment, expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act.

PROSPECTUS

                               3,559,238 SHARES

                                 COMMON STOCK

                        INTERNATIONAL NETWORK SERVICES

                               ----------------

  The INS Common Stock offered hereby will be sold from time to time by the Selling Shareholders. See "Selling Shareholders." We will pay certain of the expenses of this offering; however, the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred with the sale of shares to which this Prospectus relates. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

  The Selling Shareholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.

  INS Common Stock is traded on the Nasdaq National Market under the symbol "INSS." The last reported sale price of the Common Stock on the Nasdaq National Market on December 23, 1998 was $65.06 per share.

                               ----------------

                 INVESTING IN INS COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ----------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                               ----------------

            The date of this Prospectus is December 23, 1998.

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SHAREHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF INS COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY," "INS," "WE," "US," AND "OUR" REFER TO INTERNATIONAL NETWORK SERVICES AND ITS SUBSIDIARIES.

                               ----------------

                               TABLE OF CONTENTS

                         PAGE                                          PAGE
                         ----                                          ----
The Company.............   3     Plan of Distribution................   13
Risk Factors............   4     Where You Can Find More Information.   14
Use of Proceeds.........  10     Legal Matters.......................   14
Selling Shareholders....  10     Experts.............................   14

                               ----------------

  We have made forward-looking statements in this Prospectus and in documents that we have incorporated by reference into this Prospectus. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those expressed in these forward-looking statements.

  Forward-looking statements include information concerning our possible or assumed future results of operations as well as statements that include the words "believes," "expects," "anticipates," "intends" or similar expressions. You should understand that certain important factors, including those set forth in "Risk Factors" below and elsewhere in this Prospectus and the documents that we have incorporated by reference into this Prospectus, could affect our future results of operations and could cause those results to differ materially from those expressed in our forward-looking statements. In connection with these forward-looking statements, you should carefully review the risks set forth in this Prospectus and the documents incorporated into this Prospectus under "Risk Factors."

                                  THE COMPANY

  INS is a worldwide provider of services for complex enterprise networks. We provide services for the full life cycle of a network, including planning, design, implementation, operations and optimization, and maintain expertise in the most complex network technologies and multivendor environments. Our areas of expertise include wide area networks ("WANs"), network management, network and host security and high performance local area networks ("LANs"), and virtual LANSs ("VLANs"). We believe that we are able to provide unbiased assessments and optimal solutions for our clients. We offer our services on a long or short term basis in any or all phases of the network life cycle. Our services are particularly well suited to clients who out-task a portion of their information technology infrastructure. We have developed an on-line solutions resource, Knowledge Network, through which our network systems engineers communicate and collaborate to provide solutions to clients' complex enterprise network needs. We are leveraging our expertise in complex networks to develop electronic services for certain repetitive network management tasks, such as network monitoring and network performance reporting. Our current electronic service, EnterprisePROSM, is designed to collect data, generate reports and compile network information for use in the optimization of networks. We serve our clients, many of which have multi-location enterprise networks, through our network of 40 offices. As of September 30, 1998, we employed 1,562 persons, including 1,210 network systems engineers and managers.

  Our principal executive offices are located at 1213 Innsbruck Drive, Sunnyvale, CA 94089. The Company's telephone number at that location is (408) 542-0100.

RECENT EVENTS

  On November 20, 1998, we completed our acquisition of VitalSigns Software, Inc. ("VitalSigns") pursuant to the terms of the Agreement and Plan of Reorganization, as amended and restated as of October 30, 1998, among INS, VitalSigns and Valiant Acquisition Corp., a wholly-owned subsidiary of INS ("Merger Sub"). Pursuant to the terms of the Reorganization Agreement, Merger Sub merged with and into VitalSigns and VitalSigns became a wholly-owned subsidiary of INS. In addition, each issued and outstanding share of VitalSigns common stock was converted into the right to receive 0.3160826 shares of INS Common Stock and each outstanding option to acquire VitalSigns common stock was assumed by INS and became an equivalent option with respect to INS common stock, on the same terms as the original option adjusted to reflect the exchange ratio. INS issued approximately 3.955 million shares of INS common stock in the merger and assumed options that can be exercised for approximately 280,000 shares of INS common stock.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The following risk factors could materially and adversely affect our future operating results and could cause actual events to differ materially from those predicted in our forward-looking statements related to our business. In evaluating our business, prospective investors should consider carefully the following risk factors in addition to the other information set forth in this Prospectus.

  Variability of Quarterly Operating Results. We derive substantially all of our revenue from professional services, which are generally provided on a "time and expenses" basis. We recognize professional services revenue only when network systems engineers are engaged on client projects. In addition, a majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in our operating results in any particular quarter and could result in losses for such quarter. Factors, which could cause such underutilization, include:

  . the reduction in size, delay in commencement, interruption or termination of one or more significant projects;

  .  the completion during a quarter of one or more significant projects;

  .  the inability to obtain new projects;

  . the overestimation of resources required to complete new or ongoing projects; and

  . the timing and extent of training, weather related shut-downs, vacation days and holidays.

  Our revenue and earnings may also fluctuate from quarter to quarter based on a variety of factors including:

  .  the loss of key employees;

  . an inability to hire and retain sufficient numbers of employees, including network systems engineers, account managers and software engineers;

  .  reductions in billing rates or product pricing;

  . write-offs of billings or services performed at no charge as a result of our failure to meet client expectations;

  .  product returns and undetected product errors or failures;

  . the timing of new product announcements and changes in pricing policies by INS and our competitors;

  . claims by our clients for the actions of our employees arising from damages to our clients' business or otherwise;

  .  competition;

  .  the development and introduction of new services and products;

  .  corporate acquisitions;

  . decrease or slowdown in the growth of the networking industry as a whole;

  .  general economic conditions;

  .  ongoing market acceptance; and

  .  the timing and size of orders for software solutions.

  We recently acquired VitalSigns, a company that manufactures and develops software products that monitor and measure network and application performance. As a result, our revenues will include a greater percentage of sales from software solutions. See "Risks Associated With Software Solutions."

  In addition, we plan to continue to expand our operations based on sales forecasts by hiring additional network systems engineers, account managers and other employees, investing in new product development and adding new offices, systems and other infrastructure. The resulting increase in operating expenses would materially adversely affect our operating results if revenue does not increase as much as forecasted.

  We believe that quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on period-to-period comparisons as indications of future performance. In some future quarter, our revenue or operating results will likely be below the expectations of public market analysts or investors. In such event, the price of INS Common Stock would likely be materially adversely affected.

  Risks Associated with Client Concentration; Absence of Long-Term
Agreements. We have historically derived a significant portion of our revenue from a limited number of clients and expect this concentration to continue. In the quarter ended September 30, 1998, one client accounted for approximately 12% of revenue and ten clients accounted for approximately 44% of revenue. No one client accounted for more than 10% of revenue for the fiscal year ended June 30, 1998. There can be no assurance that revenue from clients that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued will reach or exceed historical levels in any future period. We have, in the past, experienced declines in revenue from clients that have accounted for significant revenue.

  In addition, we generally do not have a long-term services contract with any of our clients. Our clients are generally able to reduce or cancel their use of our professional services without penalty and with little or no notice. As a result, we believe that the number and size of our existing projects are not reliable indicators or measures of future revenue. When a client defers, modifies or cancels a project, we must be able to rapidly redeploy network systems engineers to other projects in order to minimize the underutilization of employees and the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, the following could have a material adverse effect on our business, operating results and financial conditions:

  . any significant reduction in the scope of the work performed for any significant client or a number of smaller clients; or

  .  the failure of anticipated projects to materialize.

  Need to Attract and Retain Qualified Network Systems Engineers. Our future success will depend in large part on our ability to hire, train and retain network systems engineers who together have expertise in a wide array of network and computer systems and a broad understanding of the industries we serve. Competition for network systems engineers is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. In particular, competition is intense for the limited number of qualified managers and senior network systems engineers. We have experienced, and may in the future experience, high rates of turnover among our network systems engineers. Our inability to hire, train and retain a sufficient number of qualified network systems engineers could impair our ability to adequately manage and complete our existing projects or to obtain new projects, which, in turn, could have a material adverse effect on our business, operating results and financial condition.

  We have experienced, and may in the future experience, increasing compensation costs for our network systems engineers. Our inability to recover increases in compensation of network systems engineers through higher billing rates or to reduce other expenses to offset such increases, could have a material adverse effect on our business, operating results and financial condition. In addition, our inability to attract and retain a sufficient number of qualified network systems engineers in the future could impair our planned expansion of our business.

  Dependence on New Business Development. Our future success will also depend in large part on the development of new business by our account managers, who solicit new business and manage relationships with existing clients. As a result, our success will depend on our ability to attract and retain qualified account managers who have an understanding of our business and the industry it serves. Competition for account managers is intense and we have experienced, and may in the future experience, high rates of turnover among our account managers. In addition, integration of new account managers into our business can be lengthy. Our inability to attract and retain a sufficient number of account managers or to integrate new account managers into our operations on a timely basis could have a material adverse effect on our business, operating results and financial condition.

  Risks Associated with Software Solutions. Our long-term strategy is to derive a significant portion of our revenue from the sale of software solutions. We have devoted, and expect to continue to devote, substantial amounts of money and employees in the development and marketing of our software solutions. The introduction of software solutions is subject to risks generally associated with new product and service introductions, including delays in development, testing or introduction, or the failure to satisfy clients' requirements.

  If we introduce products embodying new technologies or if new industry standards emerge, our existing software products could become obsolete and unmarketable. The life cycles of our software products are difficult to estimate. Our future success depends upon our ability to enhance our current products and to develop and introduce new products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers. We may not be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards. We could experience difficulties that could delay or prevent the successful development, introduction and marketing of these products. Our new products and product enhancements may not adequately meet the requirements of our current or potential customers or achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected. If these products are not accepted in the marketplace, our operating results and financial condition will be adversely affected.

  Dependence on Growth in an Emerging Market. We currently expect our VitalAnalysis and VitalHelp application performance management software products to account for a significant part of our future software product revenue. Although demand for VitalHelp and VitalAnalysis has grown recently, the application performance management market is still an emerging market. Our future software product financial performance will largely depend on continued growth in the number of organizations adopting application performance management environments from the end user's perspective. If the application performance management market fails to grow or grows more slowly than we currently anticipate, our operating results could be adversely affected.

  Dependence on Proprietary Technology; Risks of Infringement. Our success depends in part on our information technology, only some of which is proprietary to us, and other intellectual property rights. We rely on a combination of nondisclosure and other contractual arrangements, technical measures, copyrights and trade secret and trademark laws to protect our proprietary rights. We also try to protect our software, documentation and other written materials under trade secret and copyright laws. In addition, we presently have eight patent applications pending, seven applications for federal trademark rights pending and one federal trademark issued. There can be no assurance that such patent and trademarks applications will be granted. We have in the past entered into services contracts with clients that assign rights to certain of the work performed under such contracts to such clients. We do not believe that these contracts will limit our ability to render services to other clients, although we can not assure you that this will be the case. In selling certain products, we rely on "end user" licenses that are not signed by licensees and, therefore, such licenses may be unenforceable under the laws of certain jurisdictions. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. There can be no assurance that the steps we have taken to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our patents, copyrights, trademarks, trade dress and similar proprietary rights.

  We enter into confidentiality arrangements with our employees and attempt to limit access to and distribution of proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of proprietary information and that we will be able to detect unauthorized use or take appropriate steps to enforce intellectual property rights.

  We expect software piracy to be a persistent problem. Policing unauthorized use of our products is difficult, and we cannot determine the extent to which piracy of our software exists.

  We may receive communication in the future from third parties or clients asserting that we have infringed or misappropriated the proprietary rights of such parties. We expect that software developers will increasingly be subject to infringement claims as the number of products and the number of competitors in our industry segment grows and the functionality of products in other industry segments overlap. Any such claims, with or without merit, could be time consuming, result in costly litigation and divert technical and management personnel, result in delays of product shipments, require us to develop non-infringing technology or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. If a claim of infringement or misappropriation against us is successful and we fails to or cannot develop non-infringing technology or license the infringed, misappropriated, or similar technology, our business, operating results and financial condition could be materially adversely affected.

  Management of Growth. We have experienced a period of rapid revenue and client growth and an increase in the number of employees and offices and in the scope of our supporting infrastructure. We do not believe this rate of growth is sustainable over the long term. This growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain on our management and operating and financial systems. We will be required to continue to hire management personnel and improve our systems on a timely basis and in such a manner as is necessary to accommodate any increase in the number of transactions and clients, any increase in the size of our operations and any introduction of new products and services. There can be no assurance that our management or systems will be adequate to support our existing or future operations. Any failure to implement and improve our systems or to hire and retain appropriate personnel to manage our operations would have a material adverse effect on our business, operating results and financial condition.

  Intense Competition. The network industry is comprised of a large number of participants and is subject to rapid change and intense competition. With respect to professional services, we face competition from system integrators, VARs, local and regional network services firms, telecommunications providers, network equipment vendors, and computer systems vendors, many of which have significantly greater financial, technical and marketing resources and greater name recognition, and generate greater service revenue than we do. With respect to software solutions, we face competition from companies such as Hewlett Packard, Tivoli, Computer Associates, Network Associates, Concord Communications, Desktalk Systems and Compuware, some of which have significantly greater financial, technical and marketing resources and greater name recognition, and generate greater service revenue than we do. We have faced, and expect to continue to face, additional competition from new entrants into our markets.

  Increased competition could result in price reductions, fewer client projects, underutilization of employees, reduced operating margins and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current or future competitors. Our failure to compete successfully would have a material adverse effect on our business, operating results and financial condition.

  Risks Associated with Acquisitions. We may make acquisitions of, or significant investments in, complementary companies, products or technologies. We recently completed the acquisition of VitalSigns. This acquisition, as well as any future acquisitions, will be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among others:

  . the difficulty associated with assimilating the personnel and operations of acquired companies,

  .  the potential disruption of our ongoing business,

  .  the distraction of management and other resources,

  . the inability of management to maximize our financial and strategic position through the successful integration of acquired personnel, technology and rights,

  . the maintenance of uniform standards, controls, procedures and policies, and

  . the impairment of relationships with employees, partners and clients as a result of the acquisition.

  There can be no assurance that we will be successful in overcoming these risks or any other problems encountered in connection with the acquisition of VitalSigns or any future acquisitions. Any such problems encountered in the transition and integration process could have a material adverse effect on our business, operating results and financial condition.

  Risks Associated With International Expansion. A component of our long-term strategy is to expand into international markets. We provide professional services to certain of our United States clients in foreign locations, and have opened offices in the United Kingdom, the Netherlands, Germany and Canada. To date, revenue generated from international operations has not been significant. There is no assurance that the revenue generated from international operations will be adequate to offset the expense of establishing and maintaining these foreign operations, and if revenue does not materialize as anticipated, our business, operating results and financial condition could be materially adversely affected. There can be no assurance that we will be able to successfully market, sell and deliver our services in international markets.

  In addition to the uncertainty as to our ability to expand into international markets, there are certain risks inherent in conducting business on an international level, any one of which could adversely impact the success of our international operations. These risks include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  employment laws and practices in foreign countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  political instability;

  .  fluctuations in currency exchange rates;

  .  imposition of currency exchange controls;

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

  .  potentially adverse tax consequences.

  There can be no assurance that one or more of these factors will not have a material adverse effect on our future international operations and, consequently, on our business, operating results and financial condition. There can be no assurance that we will be able to compete effectively in these markets.

  Relationship with Cisco Systems. Although we are a vendor independent provider of network services, we have a significant relationship with Cisco and believe that maintaining and enhancing this relationship is important to our business due to Cisco's leading position in the large scale enterprise internetworking market. Cisco develops, manufactures, markets and supports high-performance, multiprotocol internetworking systems that link geographically dispersed LANs and WANs. We have entered into direct relationships with clients as a result of referrals from Cisco and provide services directly to Cisco, primarily as a subcontractor.

  Cisco is a shareholder of ours, and an officer of Cisco is a member of our Board of Directors. Although we believe that our relationship with Cisco is good, there can be no assurance that we will be able to maintain or enhance our relationship with Cisco. Any deterioration in our relationship with Cisco could have a material adverse effect on our business, operating results and financial condition. In addition, should our relationship with Cisco be perceived as compromising our ability to provide unbiased solutions, our relationship with existing or potential clients could be materially adversely affected.

  Risk of Product "Bugs." Software products as complex as ours may contain undetected errors or failures when first introduced or when new versions are released. Although we have not experienced material adverse effects resulting from any such errors to date, errors could be found in new products or releases after they have been sold, despite testing by us and by current and potential customers, which would result in loss of or delay in market acceptance.

  Product Liability. Our software product license agreements with customers typically contain provisions designed to limit our exposure to potential product liability claims. In selling certain products, we rely on "end user" licenses that are not signed by licensees and, therefore, it is possible that such licenses may be unenforceable under the laws of certain jurisdictions. For these and other reasons, the limitation of liability provisions contained in our license agreements may not be effective. Although we have not had any product liability claims to date, the sale and support of products may result in such claims in the future. A successful product liability claim brought against us could have an adverse effect upon our operating results.

  Year 2000. The year 2000 issue is the result of computer programs having been written using two digits, rather than four, to define the applicable year. Any of our computers, computer programs, and administration equipment or products that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If any of our systems that have date-sensitive software use only two digits, system failures or miscalculations may result causing disruptions of operations, including, among other things, a temporary inability to process transactions or send and receive electronic data with third parties or engage in similar normal business activities.

  We believe that our current software products are year 2000 compliant. However, there can be no assurance that our current products do not contain undetected errors or defects associated with year 2000 date functions that may result in material cost to us.

  With respect to our internal information technology systems (including information technology-based office facilities such as data and voice communications, building management and security systems), we have formed an ongoing internal review team to address the Year 2000. A team of professionals has been engaged in a process to identify and resolve significant Year 2000 issues in a timely manner. The process includes an assessment of issues, testing of systems and development of remediation plans, where necessary, as they relate to internally used software, computer hardware and use of computer applications in our products. Further, based on the exposures found as a result of this review, the team will assess the need to develop a contingency planning effort necessary to support critical business operations. Executive management regularly monitors the status of our Year 2000 remediation plans.

  We are in the process of contacting our key suppliers and other key third parties to certify their year 2000 readiness and conducting ongoing risk analysis. To the extent such third parties are materially adversely affected by the Year 2000 issue, this could disrupt our operations. There can be no assurance that our key contractors will have successful conversion programs, and that any such Year 2000 compliance failures will not have a material adverse effect on our business, results of operation or financial condition.

  Based on information available to date, we plan to substantially complete our Year 2000 assessment and remediation in the summer of 1999. To date, we have not incurred any material costs related to the assessment of, and preliminary efforts in connection with, our Year 2000 issues. We further believe that such review and modification, if any, will not require material charge to operating expenses over the next several years. The costs of the project and the date on which we plan to complete our Year 2000 assessment and remediation are based on our estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ significantly from those plans. Specific factors that might cause differences from our estimates include, but are not limited to, the availability and cost of personnel trained in this area, and similar uncertainties. We believe that we are devoting the necessary resources to identify and resolve significant Year 2000 issues in a timely manner.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of shares of Common Stock. See "Selling Shareholders" and "Plan of Distribution."

                             SELLING SHAREHOLDERS

  The following table sets forth the names of the Selling Shareholders and the number of shares being offered by each Selling Shareholder or his, her or its transferees, distributees, pledgees, donees or other successors in interest from time to time. See "Plan of Distribution."

  The shares being offered by the Selling Shareholders were acquired from the Company in a transaction exempt from the registration requirements of the Securities Act by Section 4(2) and Rule 506 thereunder pursuant to the Agreement and Plan of Reorganization, as amended and restated as of October 30, 1998, among the Company, VitalSigns and Valiant Acquisition Corp., a wholly-owned subsidiary of the Company.

  The Selling Shareholders represented to the Company that such Selling Shareholders were acquiring the shares for investment and not with the present intention of distributing such shares. The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares from time to time in transactions on one or more exchanges, including the Nasdaq National Market or in the over-the-counter market or otherwise or in negotiated transactions, and has agreed to use its reasonable best efforts to keep such registration statement effective until the earlier of (i) November 20, 1999, and (ii) the date all shares offered hereby have been resold.

                             INS SHARES
                            BENEFICIALLY                        INS SHARES
                                OWNED                       BENEFICIALLY OWNED
                          PRIOR TO OFFERING      NUMBER OF    AFTER OFFERING
                          -----------------------  SHARES   ---------------------
NAME                       SHARES       PERCENT  OFFERED(1)  SHARES      PERCENT
----                      ----------    ------------------- ---------   ---------
Entities Affiliated with
 Austin Ventures(2).....     392,793(3)    1.1    353,514          --           --
Donna M. Baily(4).......       6,321        *       5,689          --           --
Cynthia Barber..........         632        *         569          --           --
Cynthia Barber as
 Trustee of the Kersten-
 Heckman Family 1997
 Trust..................      71,118        *      64,006          --           --
Rajiv Batra(4)..........      94,824        *      85,342          --           --
Bay Networks, Inc.......     116,179        *     104,561          --           --
Gordon Bell(4)..........       3,160        *       2,844          --           --
Anupam Bharali(4).......      32,499(5)     *      26,669          --           --
Blanc & Otus(4).........       3,318        *       2,986          --           --
Lenny Bonsall(4)........      11,062        *       9,956          --           --
Andrew Byrne(4).........       6,321        *       5,689          --           --
Nicholas William Carl-
 son(4).................       8,534        *       7,681          --           --
Shelby H. Carter,
 Jr.(6).................     127,084        *     114,376          --           --

                             INS SHARES
                            BENEFICIALLY                        INS SHARES
                                OWNED                       BENEFICIALLY OWNED
                          PRIOR TO OFFERING      NUMBER OF    AFTER OFFERING
                          -----------------------  SHARES   ---------------------
NAME                       SHARES       PERCENT  OFFERED(1)  SHARES      PERCENT
----                      ----------    ------------------- ---------   ---------
Tony Yau Kit Chan(4)....       5,531        *       4,978          --           --
Asheem Chandna(4).......       9,482        *       8,534          --           --
Brian Cox(4)............      14,539        *      13,085          --           --
Peter Cross.............      37,929        *      34,136          --           --
Paula Delay(4)..........      17,147        *      15,432          --           --
Mordechai Fester(4).....       3,792        *       3,413          --           --
William S. Finkel-
 stein(4)...............       1,580        *       1,422          --           --
First TZMM Investment
 Partnership............      33,205        *      29,885          --           --
Paul Flores.............       4,741        *       4,267          --           --
Frank Quattrone and De-
 nise A. Foderaro,
 Trustees of the
 Quattrone Family Trust.       4,751        *       4,276          --           --
GCWF Investment Part-
 ners...................      13,284        *      11,956          --           --
General Electric Capital
 Corporation............      96,957        *      87,261          --           --
James Goetz(7)..........     517,585       1.4    465,827          --           --
Thomas & MaryAnne Goetz.       5,926        *       5,333          --           --
Michael L. Goguen.......      12,643        *      11,379          --           --
Thiagarajan
 Hariharan(4)...........      34,769        *      31,292          --           --
Scott Harmon(4).........       4,578        *       4,120          --           --
Paul & Leonna Heckmann..       2,212        *       1,991          --           --
Robert Heckmann.........         632        *         569          --           --
Janet Heckmann-
 Hiesterman.............         632        *         569          --           --
James G. Herman, Jr.(4).       3,160        *       2,844          --           --
Roger Heule(4)..........      16,436        *      14,792          --           --
Chuck Hewitt............       2,963        *       2,667          --           --
Thomas P. Hogan(4)......      74,964(5)     *      59,739          --           --
George C. Hoyem(4)......       2,370        *       2,133          --           --
Amy T. Johnson(4).......       9,798        *       8,818          --           --
The Jona Group..........       1,896        *       1,706          --           --
The Joy E. Tomlinson
 1996 Trust.............         474        *         427          --           --
Carol J. Kersten........         632        *         569          --           --
J. Montgomery Kers-
 ten(7).................     511,421       1.4    460,279          --           --
Jeanne M. & John R.
 Kersten................       2,212        *       1,991          --           --
Katherine Kersten.......         632        *         569          --           --
Laurie C. Kersten.......         632        *         569          --           --
Robert C. Kersten.......         632        *         569          --           --
Teresa E. Kersten.......         632        *         569          --           --
Elizabeth A. Koch as
 Trustee of the Goetz
 1998 Irrevocable
 Children's Trust.......      63,216        *      56,894          --           --
Pierre Lamond(6)........      21,196        *      19,076          --           --
William Lanfri(6).......     237,061        *     213,355          --           --
Daniel Leary(4).........      28,447        *      25,602          --           --
Cynthia M. Loe..........       2,070        *       1,863          --           --
Joyce Maas..............       2,963        *       2,667          --           --
Stacy Martin(4).........       7,902        *       7,112          --           --
Michelle McComb(4)......      22,441        *      20,197          --           --
Robert Mey(4)...........       8,218        *       7,396          --           --
Beth Ann Moore(4).......         158        *         142          --           --
Roy Nakashima(4)........      20,229        *      18,206          --           --

                             INS SHARES
                            BENEFICIALLY                        INS SHARES
                                OWNED                       BENEFICIALLY OWNED
                          PRIOR TO OFFERING      NUMBER OF    AFTER OFFERING
                          -----------------------  SHARES   --------------------
NAME                       SHARES       PERCENT  OFFERED(1)  SHARES     PERCENT
----                      ----------    ------------------- ---------- ---------
Lisa M. Nielsen(4)......       2,133        *       1,920          --        --
James Pante(4)..........     113,789        *     102,410          --        --
Kristine A. Peterson(4).         987        *         213          750      *
Richard R. Pierce.......      15,902        *       4,551       10,845      *
Ramesh Polisetty(4).....       9,640        *       8,676          --        --
James Pollard(4)........      10,921(5)     *       6,843          --        --
Venkat Rangan(4)........      71,308(5)     *      43,951          --        --
Paulette Reddel.........         632        *         569          --        --
Srinivas Reddy(4).......      55,314        *      49,783          --        --
Mohan Rijhwani(4).......      17,782(5)     *      15,361          --        --
Matthew Russell(6)......      94,824        *      85,342          --        --
Tim A. Sawyer(4)........         948        *         853          --        --
Entities Associated with
 Sequoia Capital(8).....     633,716(3)    1.7    570,339          --        --
Wing C. Siu(4)..........       9,482        *       8,534          --        --
George H. Skillman(4)...      39,889        *      35,900          --        --
Tower C. Snow, Jr.......       9,486        *       8,537          --        --
Kelly Stasukaitis(4)....       8,692        *       7,823          --        --
Walter Stauss(4)........       1,390        *       1,251          --        --
Jeff Stevenson(4).......      23,706        *      21,335          --        --
Timothy J. Straight(4)..      13,879        *      12,491          --        --
Scott Taggart(4)........         474        *         427          --        --
Donald S. Templeton(4)..      15,804        *      14,224          --        --
Steven Tepper(4)........      23,074        *      20,767          --        --
Ling Thio(4)............      16,436        *      14,792          --        --
The Tucker Tomlinson
 1996 Trust.............         474        *         427          --        --
TZM Investment Fund.....       2,844        *       2,560          --        --
Madan Valluri(4)........      27,657        *      24,891          --        --
Suresh Viswanathan(4)...      17,222(5)     *      17,068          --        --
Maynard G.(4) and Irene
 C. Webb as Trustees of
 the Webb Family Trust..      12,801        *      11,521          --        --
Angela Word(4)..........      12,801        *      11,521          --        --

--------
 *  Less than 1%.
(1) The Selling Shareholders and their transferees, distributees, pledgees, donees or other successors in interest may sell from time to time all or a portion of the shares being offered. The amounts shown assume the sale of all the shares being offered by each Selling Shareholder or his, her or its transferees, distributees, pledgees, donees or other successors in interest.
(2) Joseph Aragona, a former director of VitalSigns, is a general partner of Austin Venture V Affiliates Fund, L.P; Austin Ventures V, LP; and AV Partners V, LP.
(3) Shares may be sold by certain distributees or transferees of listed entity.
(4) A current or former employee, independent contractor, consultant or vendor of VitalSigns.
(5) Shares beneficially owned prior to offering includes shares underlying options assumed by INS in the VitalSigns acquisition that will vest within 60 days of December 20, 1998, all of which have been registered under a separate registration statement under the Securities Act.
(6) A former director of VitalSigns.
(7) A former director and officer of VitalSigns.
(8) Pierre Lamond, a former director of VitalSigns, is an affiliate of Sequoia 1997 LLC, Sequoia Capital VII, Sequoia International Partners and Sequoia Technology Partners VII.

                             PLAN OF DISTRIBUTION

  The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the shares offered hereby from time to time in transactions on one or more exchanges, including the Nasdaq National Market, or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate in the resales. The shares may be sold from time to time by a Selling Shareholder, or by his, her or its transferees, distributees, pledgees, donees or other successors in interest.

  In connection with distributions of the shares or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with a Selling Shareholder. A Selling Shareholder may also sell shares short and redeliver the shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder. A Selling Shareholder may also pledge the shares offered hereby to a broker or dealer and upon a default the broker or dealer may effect sales of the shares pursuant to this Prospectus.

  Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from a Selling Shareholder in amounts to be negotiated in connection with the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  There can be no assurance that any Selling Shareholder will sell any or all of the shares offered hereunder.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  1. Our Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;

  3. Our Current Report on Form 8-K dated November 20, 1998;

  4. Our Current Report on Form 8-K dated December 17, 1998; and

  5. The description of the Common Stock set forth in our Registration Statement on Form 8-A filed on August 2, 1996.

  You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

  International Network Services
  1213 Innsbruck Drive
  Sunnyvale, California 94089
  (408) 542-0100

  This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K of International Network Services for the year ended June 30, 1998 and the audited supplemental consolidated financial statements included in Exhibit 99 of International Network Services' Current Report on Form 8-K dated December 17, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

   SEC Registration Fee................................................ $52,283
   Accountant's fees and expenses...................................... $ 2,000
   Legal fees and expenses............................................. $25,000
   Miscellaneous....................................................... $ 6,000
                                                                        -------
   Total............................................................... $85,283
                                                                        =======

* Represents expenses relating to the distribution by the Selling Shareholders pursuant to the Prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by the Company on behalf of the Selling Shareholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant's Certificate of Incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

  The Registrant has entered into agreements to indemnify its directors, executive officers and certain key employees, in addition to the indemnification provided for in the Registrant's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant's directors, officers and certain key employees for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director, officer, employee or agent of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

ITEM 16. EXHIBITS.

   EXHIBIT
   NUMBER
   -------
   2.1     Agreement and Plan of Reorganization, as amended and restated as of
           October 30, 1998, among International Network Services, Valiant
           Acquisition Corp. and VitalSigns Software, Inc. (incorporated by reference to exhibit 2.1 to the Registrant's Current Report on Form
           8-K dated November 20, 1998)
   5.1*    Opinion of Wilson Sonsini Goodrich & Rosati
   23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants
   23.2*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit
           5.1)
   24.1*   Power of Attorney

--------

*  Previously filed

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SUNNYVALE, STATE OF CALIFORNIA, ON DECEMBER 28, 1998.

                                       International Network Services

                                       By:        /s/ Kevin J. Laughlin
                                           ------------------------------------
                                                    Kevin J. Laughlin
                                             Vice President, Finance and
                                               Chief Financial officer

                               POWER OF ATTORNEY

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                         TITLE                   DATE
           ---------                         -----                   ----

               *                 Chairman of the Board        December 28, 1998
-------------------------------
      Donald M. McKinney

               *                 President, Chief Executive   December 28, 1998
-------------------------------   Officer and Director
         John L. Drew             (Principal Executive
                                  Officer)

     /s/ Kevin J. Laughlin       Vice President, Finance,     December 28, 1998
-------------------------------   Chief Financial Officer
       Kevin J. Laughlin          and Secretary (Principal
                                  Accounting Officer and
                                  Principal Financial
                                  Officer)

               *                 Director                     December 28, 1998
-------------------------------
       Douglas C. Allred

               *                 Director                     December 28, 1998
-------------------------------
      Vernon R. Anderson

               *                 Director                     December 28, 1998
-------------------------------
         David Carlick

               *                 Director                     December 28, 1998
-------------------------------
       Lawrence G. Finch

* By:   /s/ Kevin J. Laughlin
  ---------------------------
      Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER  DESCRIPTION                                                      PAGE
 ------- -----------                                                      ----
  2.1    Agreement and Plan of Reorganization, as amended and restated
         as of October 30, 1998, among International Network Services,
         Valiant Acquisition Corp. and VitalSigns Software, Inc.
         (incorporated by reference to exhibit 2.1 to the Registrant's
         Current Report on Form 8-K dated November 20, 1998)
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati
 23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants
 23.2*   Consent of Wilson Sonsini Goodrich & Rosati (included in
         Exhibit 5.1)
 24.1*   Power of Attorney

--------

* Previously filed